Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact
Robert D. Hansen
Chairman and Chief Executive Officer
Electromed, Inc.
952-758-9299
bhansen@electromed.com

Pankti Shah

Director of Strategic Marketing

The Event Group, Incorporated

763-548-1304

pankti.shah@eventshows.com

ELECTROMED, INC. TO LIST ON THE NYSE AMEX

New Prague, Minnesota – September 22, 2011 – Electromed, Inc. (NASDAQ: ELMD) today announced that its Board of Directors has voted to transfer its stock exchange listing from the NASDAQ Capital Market to the NYSE Amex. Electromed currently expects that its common stock will commence trading on the NYSE Amex on October 3, 2011 and will continue to be listed under the ticker symbol “ELMD.” Until it begins trading on the NYSE Amex, Electromed’s common stock will continue to trade on the NASDAQ Capital Market.

Robert Hansen, Chairman and CEO, commented on the transfer, saying, “After careful consideration of our capital market alternatives, our Board of Directors determined it would be appropriate to transfer our listing to the NYSE Amex. We believe this decision will afford added visibility to our investors and reflects our effort to provide our current and future shareholders with an efficient market for trading Electromed shares.”

“We welcome Electromed, Inc. to the NYSE Euronext family of listed companies and to NYSE Amex," said Scott Cutler, Co-Head of U.S. Listings and Cash Execution, NYSE Euronext. "Electromed and its shareholders will benefit from superior market quality and technology, a broad array of issuer and investor services, and a global brand association. We look forward to building a strong and lasting partnership with the Company and its shareholders.”

About Electromed, Inc.

Electromed, Inc., founded in 1992 and headquartered in New Prague, Minnesota, manufactures, markets, and sells products that provide airway clearance therapy, including the SmartVest® Airway Clearance System and related products, to patients with compromised pulmonary function. Further information about the Company can be found at www.Electromed.com.

Cautionary Statements

Certain statements found in this release may constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect the speaker’s current views with respect to future events and financial performance and include any statement that does not directly relate to a current or historical fact. The forward-looking statements in this release include those relating to the expected date that trading will commence on the NYSE Amex and benefits that will result from listing on the NYSE Amex. Forward-looking statements cannot be guaranteed and actual results may vary materially due to the uncertainties and risks, known and unknown, associated with such statements. Examples of risks and uncertainties for Electromed include, but are not limited to, delays in the review of our listing application with the NYSE Amex, the impact of market fluctuations on trading activity for Electromed common stock and factors described from time to time in our reports to the Securities and Exchange Commission (including our Annual Report on Form 10-K). Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this release.